Exhibit 99.1

Corindus Vascular Robotics Reports Third Quarter 2015 Results

WALTHAM, MA – November 12, 2015 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today reported financial results for the three and nine months ended September 30, 2015.

Recent Highlights and Accomplishments

•	Installed two new CorPath® systems increasing the total installed base to 34 CorPath Systems

•	Revenues of $0.2 million for the third quarter of 2015, compared to $0.6 million for the same period in the prior year

•	Formed a joint robotic-assisted percutaneous coronary intervention (PCI) research and clinical program with the Mayo Clinic. Installed a CorPath System at the Mayo Clinic, establishing the platform for clinical and technology validation

•	Received FDA clearance for the CorPath System to be used for robotic-assisted radial access PCI procedures

•	Named Gary Lickovitch as Vice President of Sales and Service

•	Had a strong presence at annual Transcatheter Cardiovascular Therapeutics (TCT) meeting with over 150 physicians participating in peer to peer educational symposia, abstracts, presentations and demonstrations of robotic-assisted PCI including radial access and complex cases

•	Initiated marketing activities relating to preliminary investigation of the Japanese market

•	Released a documentary film “Robotics Reducing the Burden of a Life in the Cath Lab” which highlights noted interventional cardiologist Dr. Vijay Iyer to show how Corindus’ robotic technology may reduce the risk of further injuries

“We continue to make progress on our growth initiatives of product indication expansion and market development in these early stages of commercialization of the CorPath System. We have momentum on our initiative to collaborate with the leading cardiology centers across the country in order to continue to increase the awareness of our technology platform as evidenced by our recent collaboration with the Mayo Clinic,” said David M. Handler, President and Chief Executive Officer of Corindus. “We remain focused on expanding and supporting our customers in their mission of bringing high value care to patients while protecting cath lab workers from harmful radiation and other occupational hazards.”

Third Quarter 2015 Financial Results

Revenues for the third quarter of 2015 were $0.2 million compared to $0.6 million for the same period in the prior year. The decrease is due primarily to a decline in revenue from our CorPath Systems.

Gross loss for the third quarter 2015 was $0.5 million compared to $0.2 million for the third quarter of 2014. Cost of revenues for the third quarter 2015 continued to include the effect of under-utilization of production facilities, which is expected to continue for the remainder of 2015.

Research and development expenses were $2.3 million for the third quarter of 2015 compared to $1.4 million in the third quarter of 2014. The increase is primarily due to increased headcount and the purchase of prototype materials to support the development of the next generation CorPath System. Selling, general and administrative expenses were $3.9 million in the third quarter of 2015, compared to $3.8 million in the third quarter of 2014. The increase is due to incremental employee related costs resulting from the expansion of the direct sales force and increased commercial initiatives offset by a decline in general and administrative expenses versus prior period.

Cash, cash equivalents, and marketable securities as of September 30, 2015 were $50.3 million.

Conference Call

Management will host an investment community conference call today beginning at 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 67550260), or from the webcast on the “Investor Relations” section of the Company’s website at: www.corindus.com. Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted percutaneous coronary interventions (PCIs). The company’s CorPath System is the first FDA-cleared medical device to bring robotic-assisted precision to PCI procedures. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance stents and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to radial and complex PCI procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement with manual PCI procedures. Corindus stands behind its product with its unique $1,000 hospital credit “One Stent Program.”

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus Vascular Robotics to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus Vascular Robotics’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of Corindus Vascular Robotics. Examples of such statements include statements regarding the potential benefits of the CorPath System and robotic-assisted PCI for hospitals, patients and physicians. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: the rate of adoption of the CorPath System and the rate of use of CorPath Cassettes; risks associated with market acceptance, including pricing and reimbursement; Corindus Vascular Robotics’ ability to enforce its intellectual property rights; the need for additional funds to support operations; the ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend sales; and the effect of credit, financial and economic conditions on capital spending by potential customers. More information on potential factors that could affect Corindus Vascular Robotics’ financial results is included from time to time in the “Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Corindus Vascular Robotics’ periodic and current filings with the SEC, as well as those discussed under the “Risk Factors” and “Forward-Looking Statements” section of Corindus Vascular Robotics’ Annual Report on Form 10-K filed with the SEC on March 30, 2015 and available on its website at http://www.corindus.com/about-corindus/investor-relations. Forward-looking statements speak only as of the date they are made and Corindus Vascular Robotics undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, that occur after that date.

For additional information, visit www.corindus.com, and follow @CorindusInc

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Media Contacts:
Corindus Vascular Robotics, Inc.
Brett Prince	Yuliya Kutuzava
(508) 653-3335 ext. 231	203-504-8230 ext. 131
brett.prince@corindus.com	corindus@knbpr.com

Investor Contact:
Jamar Ismail
415-513-1282
ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2014	September 30, 2015
Assets
Current Assets:
Cash and cash equivalents	$28,526	$29,735
Marketable securities	—	20,590
Accounts receivable	473	566
Inventories, net	1,519	1,610
Prepaid expenses and other current assets	574	944

Total current assets	31,092	53,445

Property and equipment, net	1,284	1,420
Deposits and other assets	222	169
Deferred inventory costs	102	—
Notes receivable due from stockholders	136	136

Total assets	$32,836	$55,170

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$2,005	$1,706
Accrued expenses	1,137	1,216
Deferred revenue	202	305
Current portion of long-term debt	1,517	3,873

Total current liabilities	4,861	7,100

Long-term liabilities:
Deferred revenue, net of current portion	531	335
Other liabilities	68	49
Long-term debt, net of current portion	7,594	4,720

Total long-term liabilities	8,193	5,104

Total liabilities	13,054	12,204

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 105,883,157 shares at December 31, 2014 and 118,559,200 shares at September 30, 2015 issued and outstanding	11	12
Additional paid-in capital	104,648	149,372
Accumulated other comprehensive loss	—	(7)
Accumulated deficit	(84,877)	(106,411)

Total stockholders’ equity	19,782	42,966

Total liabilities and stockholders’ equity	$32,836	$55,170

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2015	2014	2015
Revenue	$554	$212	$2,361	$1,897
Cost of revenue	793	722	3,234	2,464

Gross loss	(239)	(510)	(873)	(567)

Operating expenses:
Research and development	1,352	2,263	4,856	7,851
Selling, general and administrative	3,796	3,885	9,454	11,883
Restructuring charge	—	—	175	—

Total operating expense	5,148	6,148	14,485	19,734

Operating loss	(5,387)	(6,658)	(15,358)	(20,301)

Other expense:
Warrant revaluation	(2,884)	—	(2,421)	—
Interest and other expense	(178)	(404)	(214)	(1,233)

Total other expense, net	(3,062)	(404)	(2,635)	(1,233)

Net loss	$(8,449)	$(7,062)	$(17,993)	$(21,534)

Net loss per share—basic and diluted	$(0.10)	$(0.06)	$(0.23)	$(0.19)

Weighted-average common shares used in computing net loss per share—basic and diluted	86,977,825	118,541,168	77,949,347	111,446,296